Exhibit (a)(8)

Tender Offer Reminder Email

Our records indicate that you have not made an election to participate or not participate in the Option Exchange program currently being offered by i2 Technologies.

Please be aware that this program is scheduled to end at 11:59 p.m. Central Daylight Time on May 31, unless extended by i2.

IF NO ELECTION IS MADE, YOU WILL BE DEEMED TO HAVE ELECTED NOT TO PARTICIPATE IN THE OPTION EXCHANGE PROGRAM.

If you have any questions or problems regarding the Option Exchange program, please contact our Stock Plan Administrator at (469) 357-3444 or send an email to OptionExchange@i2.com.